Exhibit 99.1

Contact: Richard L. Van Kirk,

Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2017 SECOND QUARTER
AND SIX-MONTH RESULTS

IRVINE, CA, February 9, 2017 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2017 second quarter ended December 31, 2016. The Company also filed its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2017 with the Securities and Exchange Commission today.

Sale of OMS Division

As recently disclosed in a Form 8-K and related press release, we sold our Oregon Micro Systems (“OMS”) division to the division’s long-time general manager on January 27, 2017. The gain on the sale of approximately $0.3 million will be recorded during our third quarter of fiscal 2017. As required by the accounting guidance, we have prepared the second quarter financial statements with the OMS division reflected as a discontinued operation, which impacts all periods presented in the accompanying financial statements below.

Quarter Ended December 31, 2016

Net sales for the three months ended December 31, 2016 decreased $632,000, or 12%, to $4.6 million from $5.2 million for the three months ended December 31, 2015, due to continued declining sales of our legacy dental products as well as reduced repair revenue.

Gross profit for the three months ended December 31, 2016 decreased $114,000, or 8%, to $1.3 million from $1.4 million for the same period in fiscal 2015. Although the gross profit declined during the three months ended December 31, 2016 compared to the corresponding period of the prior year, the gross margin percentage increased by 1 percentage point to 28% from 27%. The increase in margin is reflective of cost-cutting measures that were implemented during the quarter.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended December 31, 2016 increased $103,000 or 11%, to $1.0 million compared to the prior fiscal year’s corresponding quarter, reflecting primarily increased legal expenses in support of ongoing litigation related to our former investment in real property located in Ramsey, Minnesota as described more fully in our Form 10-Q.

Income from continuing operations for the quarter ended December 31, 2016 increased by $2.7 million to $3.1 million, compared to $481,000 in the corresponding quarter in fiscal 2016. This increase reflects our income tax benefit of $2.9 million due to the release of our valuation allowance against our deferred tax assets because we have reassessed our valuation allowance and believe that it is more likely than not that we will generate sufficient levels of future profitability to realize substantially all of our deferred tax assets. Net income for the quarter ended December 31, 2016 was $3.2 million, or $0.78 per share, compared to $391,000, or $0.09 per share, for the corresponding quarter in fiscal 2016.

Six Months Ended December 31, 2015

Net sales for the six months ended December 31, 2016 increased $705,000, or 8%, to $9.7 million from $9.0 million for the six months ended December 31, 2015, due primarily to increases in medical device product revenues offset by reduced repair revenue and legacy dental product sales. We expect our repair revenue for the balance of fiscal 2017 to be lower than the comparable periods of the prior fiscal year because many of our products are relatively new and more repairs are covered under warranty than in the previous periods.

Gross profit for the six months ended December 31, 2016 increased $0.4 million, or 17% compared to the same period in fiscal 2016. The gross profit increase is due to increased net sales of 8% as well as improved margins due to our investment in machinery and equipment.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the six months ended December 31, 2016 increased 14% to $2.2 million from $1.9 million in the prior fiscal year’s corresponding period, reflecting primarily increased general and administrative expenses mostly related to our ongoing litigation related to our former investment in real property located in Ramsey, Minnesota as well as increased research and development costs relating to internal projects.

Income from continuing operations for the six months ended December 31, 2016 was $3.4 million, compared to $408,000 for the corresponding period in fiscal 2016. This increase also reflects the tax benefit recorded in the second quarter due to the release of the valuation allowance against our deferred tax assets. Net income for the six months ended December 31, 2016 was $3.5 million or $0.85 per share, compared to $265,000, or $0.07 per share, for the corresponding period in fiscal 2016.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our second quarter and year-to-date results and we are pleased to have announced the sale of our OMS division. The capital infusion will be used for certain internal R&D efforts that we expect will further enhance our line of surgical drivers. We look forward to continuing our momentum this fiscal year.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets.  Its Fineline Molds division manufactures plastic injection molding for a variety of industries. Pro-Dex’s products are found in hospitals, dental offices, and medical engineering labs around the world.

Pro-Dex also provides quality and regulatory consulting services, as well as engineering consulting and placement services through its Engineering Services Division.  For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 31, 2016	June 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$2,180	$2,294
Investments	291	—
Accounts receivable, net of allowance for doubtful accounts of $25 and $20, respectively	1,026	1,469
Due from factor	2,409	1,419
Deferred costs	582	238
Assets held for sale	310	287
Other current receivables	32	91
Inventory	3,272	3,364
Prepaid expenses	123	129
Total current assets	10,225	9,291
Equipment and leasehold improvements, net	1,458	1,222
Deferred income taxes	2,837	—
Goodwill	112	112
Intangibles, net	331	451
Other assets	71	71
Total assets	$15,034	$11,147

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$761	$841
Accrued expenses	1,446	1,076
Deferred revenue	452	212
Notes payable	26	26
Income taxes payable	3	1
Capital lease obligations	31	—
Total current liabilities	2,719	2,156
Deferred rent, net of current portion	23	68
Notes and capital leases payable, net of current portion	91	46
Total non-current liabilities	114	114
Total liabilities	2,833	2,270
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 4,040,169 and 4,052,987 shares issued and outstanding at December 31, 2016 and June 30, 2016, respectively	17,838	17,988
Accumulated comprehensive loss	(6)	—
Accumulated deficit	(5,631)	(9,111)
Total shareholders’ equity	12,201	8,877
Total liabilities and shareholders’ equity	$15,034	$11,147

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Net sales	$4,599	$5,231	$9,728	$9,023
Cost of sales	3,288	3,806	6,995	6,694
Gross profit	1,311	1,425	2,733	2,329

Operating expenses:
Selling expenses	159	223	421	394
General and administrative expenses	605	452	1,169	986
Research and development costs	278	264	581	528
Total operating expenses	1,042	939	2,171	1,908

Operating income	269	486	562	421
Interest expense	(4)	(20)	(7)	(26)
Interest income	11	1	12	—
Gain from disposal of equipment	—	14	3	14

Income from continuing operations before income taxes	276	481	570	409
Income tax (expense) benefit	2,859	—	2,852	(1)

Income from continuing operations	3,135	481	3,422	408
Income (loss) from discontinued operations, net of income taxes	59	(90)	58	(143)
Net income	$3,194	$391	$3,480	$265
Other comprehensive income (loss), net of tax:
Unrealized loss from marketable equity investments	(6)	—	(6)	—
Comprehensive income	$3,188	$391	$3,474	$265

Basic net income per share:
Income from continuing operations	$0.77	$0.11	$0.84	$0.10
Income (loss) from discontinued operations	0.02	(0.02)	0.01	(0.04)
Net income	$0.79	$0.09	$0.85	$0.06
Diluted net income per share:
Income from continuing operations	$0.77	$0.11	$0.84	$0.10
Income (loss) from discontinued operations	0.01	(0.02)	0.01	(0.04)
Net income	$0.78	$0.09	$0.85	$0.06

Weighted average common shares outstanding:
Basic	4,057	4,143	4,060	4,142
Diluted	4,092	4,165	4,098	4,161
Common shares outstanding	4,040	4,149	4,040	4,149

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,480	$265
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	275	334
Gain from disposal of equipment	(3)	(14)
Share-based compensation	2	2
Impairment of intangible assets	113	—
Deferred income tax benefit	(2,837)	—
Bad debt expense (recovery)	5	(16)
Changes in operating assets and liabilities:
Accounts receivable, due from factor and other current receivables	(493)	(383)
Deferred costs	(344)	745
Assets held for sale	(23)	—
Inventory	92	(171)
Prepaid expenses and other assets	6	—
Accounts payable, accrued expenses and deferred rent	245	(778)
Deferred revenue	240	(312)
Income taxes payable	2	—
Net cash provided by (used in) operating activities	760	(328)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(300)	—
Purchases of equipment and leasehold improvements	(376)	(21)
Purchase of Investment in Ramsey property and related notes receivable	—	(86)
Proceeds from liquidation of Ramsey assets	—	277
Proceeds from sale of equipment	3	14
Increase in intangibles	(20)	(1)
Net cash provided by (used in) investing activities	(693)	183

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of common stock	(168)	—
Proceeds from Note Payable	—	500
Proceeds from exercise of options and ESPP contributions	16	21
Borrowings from Summit Loan	600	1,600
Repayments on Summit Loan	(600)	(1,600)
Principal payments on notes payable and capital lease	(29)	(20)
Net cash provided by (used in) financing activities	(181)	501

Net increase (decrease) in cash and cash equivalents	(114)	356
Cash and cash equivalents, beginning of period	2,294	697
Cash and cash equivalents, end of period	$2,180	$1,053